Citigroup Global Markets Holdings Inc.	January 16, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH25376 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Market-Linked Notes Linked to the S&P/TSX 60 Index Due January 22, 2032

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a return at maturity based on the performance of the underlying specified below from the initial underlying value to the final underlying value.

▪	If the underlying appreciates from the initial underlying value to the final underlying value, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate specified below. However, if the underlying remains the same or depreciates from the initial underlying value to the final underlying value, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Even if the underlying appreciates from the initial underlying value to the final underlying value, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In exchange for the possibility of a positive return at maturity based on the performance of the underlying and repayment of the principal amount even if the underlying depreciates, investors in the notes must be willing to forgo dividends with respect to the underlying. If the underlying does not appreciate from the initial underlying value to the final underlying value, you will not receive any return on your investment in the notes.

▪	In order to obtain the modified exposure to the underlying that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	S&P/TSX 60 Index
Stated principal amount:	$1,000 per note
Pricing date:	January 16, 2025
Issue date:	January 22, 2025
Valuation date:	January 16, 2032, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	January 22, 2032
Payment at maturity:

You will receive at maturity for each note you then hold:

•    If the final underlying value is greater than the initial underlying value:

$1,000 + the return amount

•    If the final underlying value is less than or equal to the initial underlying value:

$1,000

Initial underlying value:	1,490.46, the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Return amount:	$1,000 × the underlying return × the upside participation rate
Upside participation rate:	196.00%
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	1730706T5 / US1730706T52
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$12.00	$988.00
Total:	$3,231,000.00	$38,772.00	$3,192,228.00

(1) On the date of this pricing supplement, the estimated value of the notes is $908.20 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $12.00 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a selling concession of $10.00 for each note they sell and a structuring fee of up to $2.00 for each note they sell. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-09 dated March 7, 2023                      Underlying Supplement No. 11 dated March 7, 2023
Prospectus Supplement and Prospectus each dated March 7, 2023

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the notes upon the occurrence of market disruption events and other specified events with respect to the underlying. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing value. The closing value of the underlying is its closing level, as described in the accompanying product supplement.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns.

Investors in the notes will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Payout Diagram

■ The Notes	■ The Underlying
PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical final underlying values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be. The actual payment at maturity will depend on the actual final underlying value.

The examples below are based on a hypothetical initial underlying value of 100.00 and do not reflect the actual initial underlying value. For the actual initial underlying value, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial underlying value, and not this hypothetical value. For ease of analysis, figures below have been rounded.

Example 1—Upside Scenario. The final underlying value is 105.00, resulting in a 5.00% underlying return. In this example, the final underlying value is greater than the initial underlying value.

Payment at maturity per note = $1,000 + the return amount

= $1,000 + ($1,000 × the underlying return × the upside participation rate)

= $1,000 + ($1,000 × 5.00% × 196.00%)

= $1,000 + $98.00

= $1,098.00

In this scenario, the underlying has appreciated from the initial underlying value to the final underlying value, and your total return at maturity would equal the underlying return multiplied by the upside participation rate.

Example 2—Par Scenario. The final underlying value is 90.00, resulting in a -10.00% underlying return.

Payment at maturity per note = $1,000

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value. As a result, your payment at maturity per note would equal the $1,000 stated principal amount per note and you would not receive any positive return on your investment.

PS-3

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the underlying appreciates from the initial underlying value to the final underlying value. If the final underlying value is equal to or less than the initial underlying value, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the underlying appreciates from the initial underlying value to the final underlying value, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying declines or does not appreciate sufficiently from the initial underlying value to the final underlying value. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	Your payment at maturity depends on the closing value of the underlying on a single day. Because your payment at maturity depends on the closing value of the underlying solely on the valuation date, you are subject to the risk that the closing value of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the underlying, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

PS-4

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The underlying is subject to risks associated with non-U.S. markets. Investments in notes linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The underlying performance will not be adjusted for changes in the exchange rate between the Canadian dollar and the U.S. dollar. The underlying is composed of stocks traded in Canadian dollars, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the underlying and the value of your notes will not be adjusted for exchange rate fluctuations. If the Canadian dollar appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the underlying.

▪	Our offering of the notes is not a recommendation of the underlying. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying.

PS-5

Citigroup Global Markets Holdings Inc.

These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the notes.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting notes offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

▪	Changes that affect the underlying may affect the value of your notes. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the notes.

PS-6

Citigroup Global Markets Holdings Inc.

Information About the S&P/TSX 60 Index

For information about the S&P/TSX 60 Index, see Annex A to this pricing supplement.

We have derived all information regarding the S&P/TSX 60 Index from publicly available information and have not independently verified any information regarding the S&P/TSX 60 Index. This pricing supplement relates only to the notes and not to the S&P/TSX 60 Index. We make no representation as to the performance of the S&P/TSX 60 Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P/TSX 60 Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the S&P/TSX 60 Index on January 16, 2025 was 1,490.46.

The graph below shows the closing value of the S&P/TSX 60 Index for each day such value was available from January 2, 2015 to January 16, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P/TSX 60 Index – Historical Closing Values January 2, 2015 to January 16, 2025

PS-7

Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 5.280%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,440.339 at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-8

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $12.00 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession and structuring fee provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a selling concession of $10.00 for each note they sell and a structuring fee of up to $2.00 for each note they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the notes are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all

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documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Annex A
Description of the S&P/TSX 60 Index

All information contained in this pricing supplement regarding the S&P/TSX 60 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”). The S&P/TSX 60 Index is calculated, maintained and published by S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P/TSX 60 Index.

The S&P/TSX 60 Index is reported by Bloomberg L.P. under the ticker symbol “SPTSX60.”

The S&P/TSX 60 Index is a subset of the S&P/TSX Composite® Index. The S&P/TSX Composite® Index is a broad market measure for the Canadian equity markets. The S&P/TSX 60 Index has 60 constituents and represents Canadian large capitalization securities with a view to reflecting the sector balance of the S&P/TSX Composite® Index according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios.

In using trading data to determine any matter relating to the S&P/TSX 60 Index, including index composition and calculations, trading data on the Toronto Stock Exchange (“TSX”) and U.S. exchanges is reviewed. The S&P/TSX 60 Index is calculated in Canadian dollars.

Composition of the S&P/TSX 60 Index

The S&P/TSX Index Committee (the “Index Committee”) maintains the S&P/TSX Composite® Index and the S&P/TSX 60 Index.

The criteria for index additions include, but are not limited to:

•	Market Capitalization. To be eligible for inclusion in the S&P/TSX 60 Index, securities must be constituents of the S&P/TSX Composite® Index. To be eligible for inclusion in the S&P/TSX Composite® Index, a security must meet the following two criteria:

o	Based on the volume weighted average price (VWAP) of the security on the Toronto Stock Exchange over the last 10 trading days prior to the reference date, the security must represent a minimum weight of 0.04% of the S&P/TSX Composite® Index, after including the quoted market value (QMV) of that security in the total float capitalization of the S&P/TSX Composite® Index.

o	The security must have a minimum VWAP of C$ 1 over the past three months and over the last 10 trading days prior to the reference date.

•	Size. When adding securities to the S&P/TSX 60 Index, the Index Committee generally selects amongst the larger securities, in terms of float QMV, in the S&P/TSX Composite® Index. Size may, however, be overridden for purposes of sector balance as described below.

•	Liquidity. Stocks must have sufficient liquidity on the TSX to assure reliable price discovery through trading on the TSX. The S&P/TSX Canada Index Committee may exclude securities from the S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index) if, in the opinion of the Index Committee, liquidity is not sufficient. When adding securities to the S&P/TSX 60 Index, the Index Committee generally selects securities with float turnover (total number of shares traded in Canada and U.S. in the previous 12 months divided by float-adjusted shares outstanding at the end of the period) of at least 0.35. This is a guideline only and may be changed at the discretion of the Index Committee. In addition, this range may be overridden for purposes of sector balance described below.

•	Sector Balance. Security selection for the S&P/TSX 60 Index is conducted with a view to achieving sector balance that is reflective of the GICS sector weights in the S&P/TSX Composite® Index.

•	Frequency. Minimum index turnover is preferable. Changes are made to the S&P/TSX 60 Index on an as needed basis. The most common cause of deletion is merger or acquisition of a company. Other common reasons for deletion include bankruptcy, restructuring or other corporate actions. If a company substantially fails to meet one or more of the aforementioned guidelines for inclusion or if a company fails to meet the rules for continued inclusion in the S&P/TSX Composite, it is removed. The timing of removals is at the discretion of the Index Committee.

•	Ineligible Securities. Securities issued by mutual fund corporations, preferred shares, exchangeable shares, warrants, installment receipts, USD-denominated securities, securities that have not been assigned a GICS and other securities deemed inappropriate by the Index Committee, from time to time, are not eligible for inclusion in the S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index). Installment receipts are not eligible for inclusion in the S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index), but can be used in lieu of common share trading history. Securities that are “paper-clipped” combinations of equity and debt, and which can be separated by holders, are not eligible. “Stapled” securities, in which a combination of securities trade as one and cannot be broken apart, are eligible for inclusion. Income Deposit Securities, Enhanced Income Securities (EIS) and Income Participating Securities are paper-clipped and, therefore, are ineligible.

Except for spin-offs, to be included in the eligible securities pool, companies must be listed on the Toronto Stock Exchange (“TSX”) for at least six full calendar months as of the reference date prior to the applicable quarterly review. In evaluating companies graduating from the TSX Venture Exchange to the TSX, only trading that occurred after listing on the TSX is included in the liquidity calculation.

Rebalancing. Rebalancing of the S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index) occurs quarterly. Quarterly rebalancing changes take effect on the first business day following the third Friday of March, June, September and December. Intra-quarter changes are made on an as needed basis. Changes occur in response to corporate actions and market developments. The target announcement period is two-to-five business days, but exceptions may apply due to unexpected corporate activity.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

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Buffers. In order to limit the level of S&P/TSX Composite® Index turnover, eligible securities will only be considered for S&P/TSX Composite® Index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the S&P/TSX Composite® Index. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

•	To be eligible for continued inclusion in the S&P/TSX Composite® Index, a security must meet the following two criteria:

o	Based on the volume weighted average price (VWAP) over the last 10 trading days prior to the reference date, the security must represent a minimum weight of 0.025% of the index, after including the QMV for that security in the total float capitalization for the index.

o	The security must have a minimum VWAP of C$ 1 over the previous three calendar months.

•	Liquidity is measured by float turnover (total number of shares traded in Canada and U.S. in the previous 12 months divided by float-adjusted shares outstanding at the end of the period). Liquidity must be at least 0.25. For dual-listed stocks, liquidity must also be at least 0.125 when using Canadian volume only.

Share Updates. The share count for all S&P/TSX Composite® Index constituents are updated on a weekly basis if the changes are 5% or more of the total share count. Share changes are announced on Fridays for implementation after the close of trading the following Friday. If a change in shares outstanding of at least 5% causes a company’s investable weight factor (IWF) to change by at least 5%, the IWF is updated at the same time as the share change. Changes of less than 5% of the total shares are accumulated and made quarterly on the third Friday of March, June, September and December.

Calculation of the S&P/TSX 60 Index

The S&P/TSX 60 Index is calculated using a base-weighted aggregative methodology. The value of the S&P/TSX 60 Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P/TSX 60 Index times the number of shares of such stock included in the S&P/TSX 60 Index, and the denominator of which is the divisor, which is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P/TSX 60 Index. In addition, the S&P/TSX 60 Index is float-adjusted, meaning that the share counts used in calculating the S&P/TSX 60 Index reflect only those shares available to investors rather than all of a company’s outstanding shares.

The overall approach to calculate the index is the same as in the S&P 500® Index. For additional information about the S&P 500® Index, see “The S&P U.S. Indices” in the accompanying underlying supplement.

Corporate Action Adjustment

The table below summarizes the types of index maintenance adjustments upon various corporate actions and indicate whether or not a divisor adjustment is required.

Type of Corporate Action	Index Treatment	Divisor Adjustment
Spin-off	See below for more information.	No
Rights offering	The price is adjusted to the Price of the Parent Company minus (the Price of Rights Offering/Rights Ratio). The adjustment factor changes to maintain the weight to be the same as the company had before the rights offering.	No
Stock split	Shares are multiplied by and the price is divided by the split factor.	No
Share/IWF changes	None. The adjustment factor is changed to keep the index weight the same.	No
Special dividends	The price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the ex-date.	Yes

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Merger or acquisition	If the surviving company is already a member of the S&P/TSX 60 Index, it is retained in the index. If the surviving company does not meet index criteria, it is removed.	Yes, if there is a removal
Constituent change	The company entering the S&P/TSX 60 Index goes in at the weight of the company coming out.	No
Delisting, acquisition or any other corporate action resulting in a constituent deletion.	The stock is dropped from the S&P/TSX 60 Index.	Yes

Spin-offs. The spun-off company is added to all the indices of which the parent is a constituent, at a zero price at the market close of the day before the ex-date (with no divisor adjustment). If a spun-off company is determined to be ineligible for continued index inclusion, it is removed after at least one day of regular way trading (with a divisor adjustment). The evaluation for eligibility for continued index inclusion of spin-offs is at the discretion of the Index Committee.

Index Governance

The S&P/TSX 60 Index is maintained by the Index Committee. The Index Committee is comprised of four members representing S&P and three members representing the TSX. The Index Committee is chaired by a member designated by S&P. Meetings are held monthly, and from time to time, as needed.

The Index Committee is responsible for setting rules and policies for the S&P/TSX 60 Index, determining the composition of the S&P/TSX 60 Index and administering the methodology. In fulfilling its responsibilities, the Index Committee has full and complete discretion to amend, apply or exempt the application of the methodology and other index policies as circumstances may require, and add, remove or by-pass any security in determining the composition of any of the indices.

The Index Committee may rely on any information or documentation submitted to or gathered by it that the Index Committee believes to be accurate. Where a public document used by the Index Committee is available in both official languages of Canada, the Index Committee shall assume that the contents of both versions are identical. The Index Committee reserves the right to reinterpret publicly available information and to make changes to the S&P/TSX 60 Index based on a new interpretation of that information at its sole and absolute discretion.

Index corrections and changes to index composition are implemented at such time and in such manner, as the Index Committee deems appropriate. The timing of any index change made in response to a correction shall be at the sole and absolute discretion of the Index Committee.

License Agreement

Citigroup Inc. or its affiliate intends to enter into an agreement with S&P that provides it and certain of its affiliates or subsidiaries, including Citigroup Global Markets Holdings Inc., with a non-exclusive license and, for a fee, with the right to use the S&P/TSX 60 Index, which is owned and published by S&P, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/TSX 60 Index to track general stock market performance. S&P’s and its third party licensors’ only relationship to the issuer or the guarantor (if applicable) is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P/TSX 60 Index, which is determined, composed and calculated by S&P or its third party licensors without regard to the issuer or the guarantor (if applicable) or the notes. S&P and its third party licensors have no obligation to take the needs of the issuer or the guarantor (if applicable) or the owners of the notes into consideration in determining, composing or calculating the S&P/TSX 60 Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/TSX 60 Index will accurately track the S&P/TSX 60 Index’s performance or provide positive investment returns. S&P, its subsidiaries and their third party licensors are not investment advisors. Inclusion of a security within the S&P/TSX 60 Index is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P/TSX 60 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO ANY RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/TSX 60 INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

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“Standard & Poor’s,” “S&P” and “S&P/TSX 60” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates, including Citigroup Global Markets Holdings Inc.

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